BYLAWS
                               OF
                  OSF FINANCIAL SERVICES, INC.



                           ARTICLE I.

     Section 1.  Name. The name of the corporation is OSF
Financial Services, Inc.. (hereinafter referred to as the "Corporation").

     Section 2.  Registered Office and Registered Agent.
The address of the initial registered office of the Corporation is 3003 S. Loop W., Ste. 305, Houston, TX 77057, and the name of its initial registered agent at such address is Lloyd P. Broussard. The Corporation may change its registered office or change its registered agent, or both, upon filing in the Office of the Secretary of State of the State of Texas statement setting forth the facts required by law and executed by the Corporation by its President or Corporate Secretary and verified by said officer, and delivered to the Secretary of State of the State of Texas.

     Section 3. Seal. The seal of the Corporation may be circular in form and mounted upon a metal die suitable for impressing the same upon paper. About the outer periphery of the seal shall appear the words "OSF Financial Services, Inc." and in the center of the seal may appear a five point star which shall appear the word "Texas".

     Section 4. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year until such date is changed by resolution of the Board of Directors.


                           ARTICLE II.

                         GOVERNING BODY

     Section 1. General Powers. The governing body of OSF Financial Services, Inc. shall be known as the Board of Directors (hereinafter referred to as the Board). The Board shall consist of not more than Five (5) members nor less than three (3) members. The members of the Board shall be selected by the shareholders. The Board of Directors shall have the power and/or authority to establish and maintain branch or subordinate offices at any location either within this state or in any other state or country, acquire other companies and merge with of other companies. Any companies acquired by OSF Financial Services, Inc. shall adopt the Bylaws of OSF Financial Services, Inc. unless otherwise specified.

     Section 2. Tenure and Qualifications. Each director, other than the initial directors, shall hold office for a term of one
(1) year. The Chief Executive Officer shall preside at Board meetings and generally manage the affairs of the Board.

     Initial directors shall hold office for twenty-five (25) years, or until they resign or cease to exist by the cause of death or become unable to perform their duties because of illness or injury. If their absence is cause by death, the board may elect a successor. If their absence is for a period of six (6) or more months and is caused by illness or injury, the Board may remove the director, after giving due notice in writing via registered mail, and elect a successor.

     Section 3. Initial Board of Directors and Officers. The initial board of directors shall consist of the following individuals, each of whom shall hold such position for the stated term:

Names/Address                      Position

Lloyd P. Broussard                 Director
3003 S. Loop W.                    Chief Executive Officer
Ste. 305
Houston, TX 77057

Yvonne E. Hardy                    Director
3003 S. Loop W.                    President
Ste. 300                           Chief DE Underwriter
Houston, TX 77057

     Section 4. Elections. Members of the initial Board of Directors shall hold office until their stated terms expire and until their successors have been elected and qualified. At each annual meeting of directors, the current directors shall elect new directors to fill the offices vacated by the expiration of terms. Each director shall hold office for the term for which he is elected or until his successor shall be elected and qualified.

     Section 5. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. Each initial shareholder shall always have representation on the Board of Directors. A vacancy on the Board must be filled within 45 days. A director elected to fill a vacancy shall be for the unexpired term of his predecessor in office.

     Section 6. Place of Meetings. All meetings of the Board of Directors of the Corporation may be held either within or outside the State of Texas.

     Section 7. First or Annual Meetings. The first or annual meeting of each newly elected Board shall be held at such time and place, either within or without the State of Texas and shall be fixed by the vote of the Directors, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall me present, or they may meet at such place and time as shall be fixed by the consent in writing of all of the directors.

     Section 8.     Regular Meetings.  Regulars meetings of the
Board may be held upon such notice and at such time and place, either within or without the State of Texas, as shall from time to time be determined by the Board.

     Section 9. Notice. Any notice to directors shall be in writing and shall be faxed, mailed or delivered personally to the directors at their respective addresses appearing on the books of the Corporation. Notice by mail shall be given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice to directors may also be given by telegram.

     Whenever any notice is required to be given under the provisions of the statutes or of the articles of incorporation or of these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to giving of such notice.

     Section 10. Special Meetings. Special meetings of the Board may be called by the President on two (2) days' notice to each director, either personally or by fax, mail, telephone or telegraph; special meetings shall be called by the President in like manner, and on like notice, on the written request of 2/3 of the directors. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the director at his/her address as it appears on the record books for the Corporation, with postage thereon prepaid. Waiver by a director in writing of notice of a special directors' meeting, signed by him, whether before or after the time of such meeting, shall be equivalent to the giving of such notice. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Unless otherwise required by law or the Articles of Incorporation neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     Section 11. Quorum. At all meetings of the Board of Directors the presence of the President of the Corporation and of a majority of the majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, or by the Articles of incorporation, or by these bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting until a quorum shall be present.

     Section 12. Compensation of Directors. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board, a fixed sum and expenses for attendance for attendance, it any, any be allowed for attendance at each regular or special meeting of the Board; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     Section 13. Executive Committee. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an executive committee, to consist of two (2) members of the Board of Directors of the Corporation, whose members shall be the President, Vice president and Treasurer. The President shall be the Chairman of the Executive Committee. The executive committee, to the extent provided in said resolution, shall have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of the Corporation, except where action of the full Board of Directors is required by statute or by the Articles of Incorporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which amu require it. The executive committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.


                           ARTICLE IV.

                            Officers

     Section 1. Number. The principal officers of the Corporation shall consist of a President, Vice President, Corporate Secretary, and Treasurer and such other officers as may be deemed necessary and elected or appointed by the Board of Directors, or chosen in such other manner as may be prescribed by these Bylaws, at such time and in such manner and for such times as the Board or Directors may prescribe. Any two (2) or more offices may be held by the same person except that the offices of President and Secretary shall not be held by the same person.

     Section 2. General Duties. All officers and agents of the Corporation, as between themselves and the Corporation, shall have such authority, perform such duties and manage the Corporation as may be provided in these Bylaws, or may be determined by resolution of the Board of Directors not inconsistent with these Bylaws.

     Section 3.     Election, Term of Office and Qualification.

The initial officers shall remain in office at the will and discretion of the President and the Board. New officers shall be chosen annually by the Board of Directors at its annual meeting or at a regular or special meeting as soon after such meeting as may conveniently be possible. Each officer shall hold office until his successor is chosen and qualified; or until his/her death; or until he/she shall have resigned or shall have been removed in the manner provided in Section 4.

     Section 4. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever it its judgement the best interests of the Corporation will be served.

     Section 5. Resignation. Any officer may resign at any time by giving written notice to the Board of Directors or to the President/Treasurer, Vice-President/Corporate Secretary. Such resignation shall take effect at the time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 6. Vacancies. Any vacancy in any office because of death, resignation, removal or any other cause, shall be filled for the unexpired portion of the term in the manner prescribed by these Bylaws for the election or appointment to such office.

     Section 7. The President. The President, who is also the Chief Executive Officer, shall have active executive management of the operations of the Corporation, subject, however, to the control of the Board of Directors. He shall, in general, perform all duties incident to the office of President, such as administering the administrative and financial affairs of the Corporation; hiring, management and termination of employees; negotiating and entering into contracts on behalf of the corporation and other such duties as from time to time may be assigned to him by the Board of Directors. The President shall preside at all meetings of the Board of Directors.

     Section 8. The Vice-President. The Vice-President shall be selected by the President and confirmed by quorum of the Board of Directors. The Vice-President shall have such powers and perform such duties as delegated by the President. At the request of the President, the Vice president may temporarily act in his place. In case of the death of the President, or in the case of his absence, inability of failure to act without having designating his replacement or successor, to perform the duties of the President, a successor to the President, whether temporary or permanent, shall be designated by the Board of Directors.

     The Vice-President may have such powers and perform such duties as the Corporate Secretary. As Corporate Secretary, the Vice-President shall keep or cause to be kept in books provided for the purpose of the minutes of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; shall be custodian of the records and of the seal of the corporation and shall see the seal of the Corporation and shall see that the seal is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; and in general, shall perform all duties as may from time to time may be assign to him/her by the President.

     Section 9. The Treasurer. The Treasurer shall be the Chief Financial Officer of the Corporation; shall have charge and custody of, and be responsible for , all funds of the Corporation and deposit or cause to be deposit, all such funds in the name of the Corporation in such banks, trust companies of other depositories as shall be selected by the Board of Directors; shall receive and give or cause to receive and give, receipts for moneys due and payable to the Corporation from any source whatsoever; and in general, shall perform all the duties as from time to time may be assigned to him by the Board of Directors or by the President. The Treasurer shall render to the President and Board of Directors, whenever the same shall be required to do so by the Board of Directors, an account of all his transaction or that of the staff bookkeeper or accountant, as Treasurer and of the financial condition of the Corporation. He shall, if required to do so by the Board of Directors, give the Corporation a bond in such amount and with such surety or sureties as may be ordered by the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     Section 10. Salaries. The salaries of the initial Officers of the Corporation, whom are also employees of the Corporation, shall be in accordance with salary schedule set forth. The salaries of the officers shall be fixed by the Board of Directors, and it shall be no objection that the officer in question is a member of the Board of Directors, or that he/she votes on the resolution fixing his salary, provided, however, that all salaries voted must be no more than reasonable compensation for services rendered or to be rendered to the Corporation.

                           ARTICLE V.

     Section 1. Indemnification and Expense Advances. The Corporation is authorized to, and shall, indemnify and advance expenses to directors of the Corporation against judgements, penalties (including excise and similar taxes), fines, settlements and reasonable expenses in the manner prescribed in, and to the maximum extent permissible under the laws of the State of Louisiana. The Corporation shall indemnify and advance expenses to officers, employees and agents of the company in the same manner and to the same extent that it indemnifies and advances expenses for the Corporation.

     Section 2. Rights No Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person referred to hereinabove may be entitled under any by law, agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to act in any capacity hereinabove named in this Article and shall inure to the benefit of their heirs, executors and administrators of such a person.


                           ARTICLE VI.

                           Committees

     Section 1. Nature and Qualification. The Board of Directors, by resolution adopted by a majority of the directors in office, may designate and appoint one or more committees which shall have and exercise the authority of the Board of Directors in the management of the Corporation, provided that all instruments relating to the activities of the Corporation shall be executed by an officer or officers of the Corporation. Each committee shall consist of three (3) or more persons, of which a majority must be directors. Appointment to such committees shall be for terms not to exceed one (1) year. The designation of such committees does not relieve the Board of Directors, or any director of any responsibility impose upon it or him/her by law. The President shall the authority to dissolve the committee at any time.

     Section 2. Chairman and Term of Officer. One member of the committee will be appointed chairperson by the President.
Each member of the committee shall continue to serve for his term of appointment, or until the committee is dissolved by the President or Board of Directors.

     Section 3. Vacancies. Vacancies in the membership of any committee may be filled by appointments made in the same manner as provided in the case of the original appointment.

     Section 4. Quorum. Unless otherwise provided in the resolution of the Board of Directors designating a committee, a majority of the whole committee shall constitute a quorum and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee.

     Section 5. Rules. Each committee may adopt rules for its own government not inconsistent with these Bylaws or with rules adopted by the Board of Directors.


                          ARTICLE VII.

        Contracts, Checks, Deposits, Transfers and Funds

     Section 1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents of the Corporation, in addition to the officers so authorized by these Bylaws, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

     Section 2. Checks and Drafts. All checks, drafts, or orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors, such instruments shall be signed by the Treasurer or Vice-President and countersigned by the President of the Corporation.

     Section 3. Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

     Section 4. Gifts. The Board of Directors may accept on behalf of the Corporation and contribution, gift, bequest or devise for the general purposes or for any special purpose of the Corporation.

     Section 5. Expenditures and Transfers Requiring Approval of the Board of Directors. Any single expenditure or transfer in excess of Five Hundred Thousand Dollars ($500,000) or contract payment to any one individual or firm in the cumulative amount of Five Hundred Thousand Dollars ($500,000) in any one fiscal year shall require the approval of the Board of Directors.

     Section 6.     Loans to Directors and Officers.  The
corporation may make loans to the Directors and Officers. The borrower must execute a Note bearing market interest rate. The
Note may be secured by the Director/Officer's annual compensation.

                          ARTICLE VIII.

     Section 1. Books and Records. The Corporation shall keep correct and complete books and records of the account(s) and shall also keep the minutes of the proceedings of its members, Board of Directors, and shall keep at the registered or principal office a record giving the names and address of the members entitled to vote.

                           ARTICLE IX.

     Section 1. Amendments. The power to alter, amended or repeal the Bylaws or to adopt a new set of Bylaws is reserved to the shareholders, provided that the general substance of the proposed change of Bylaws be stated in the notice or waiver of notice applicable to the meeting at which such amendment, alternation, repeal or adoption is accomplished. The Bylaws may contain any provisions for the regulation and management of the affairs of this Corporations not inconsistent with the Louisiana Business Corporation Act or the Articles of Incorporation. Any amendment to the Bylaws shall require the vote of not less than majority of the shareholders.


                          CERTIFICATION

I, Lloyd P. Broussard, Corporate Secretary and Incorporator, of
OSF Financial Services, Inc. certify that the Board of Directors of OSF Financial Services, Inc. adopt these Bylaws for the Corporation on this the 15th day of October, 1993.



                                        Lloyd P. Broussard
                                        Corporate Secretary